Exhibit 3.1

ARTICLES OF RESTATEMENT AND AMENDMENT OF

FCSTONE GROUP, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to section 1007 of the Iowa Business Corporation Act, the undersigned Corporation delivers these Articles of Restatement and Amendment of FCStone Group, Inc. for filing with the Secretary of State.

1. The name of the Corporation is FCStone Group, Inc. and the effective date of its incorporation was August 1, 1977.

2. The Corporation’s Amended and Restated Articles of Incorporation are attached hereto as Exhibit 1.

3. The Amended and Restated Articles of Incorporation contain new amendments, which were duly approved by the shareholders in the manner required by the Iowa Business Corporation Act and the Articles of Incorporation.

4. The amendments effect a change in the character of the Corporation and its issued and outstanding common and preferred shares as set forth in the Plan of Conversion attached hereto as Exhibit 2.

5. The date of adoption of the Amended and Restated Articles of Incorporation and the amendments contained therein was March 1, 2005.

IN WITNESS WHEREOF, the undersigned officer has executed these Articles of Restatement and Amendment on this 1st day of March, 2005.

/s/ Paul G. Anderson
Paul G. Anderson, President

The undersigned, Paul G. Anderson, President of FCStone Group, Inc., hereby certifies in accordance with Section 1007(3) of the Iowa Business Corporation Act that the attached Amended and Restated Articles of Incorporation consolidate all amendments into a single document.

/s/ Paul G. Anderson
Paul G. Anderson

EXHIBIT 1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FCSTONE GROUP, INC.

ARTICLE I

NAME OF THE CORPORATION

The name of the Corporation is FCStone Group, Inc.

ARTICLE II

PURPOSES

The Corporation shall have unlimited power to engage in, and to do any lawful act concerning, any or all lawful businesses for which Corporations may be organized under the Iowa Business Corporation Act.

ARTICLE III

AUTHORIZED SHARES

The Corporation shall have authority to issue two classes of stock in the aggregate amounts and with par values as follows:

Number Authorized	Class Designation	Par Value Per Share
20,000,000 shares	Common Stock	No Par Value
20,000,000 shares	Preferred Stock	$10.00

ARTICLE IV

COMMON STOCK

Section 1. Each share of common stock shall have equal rights with each other common share in respect of dividends, voting and in liquidation, except as provided in Section 3 of this Article and in Article VII.

Section 2. The common stock of the Corporation may be transferred only as provided in the Bylaws and on the books of the Corporation, and then only to persons eligible to hold it. No purported assignment or transfer of common stock, the rights or privileges attaching to such stock, or any vote or voice in the management of the affairs of the Corporation, shall pass to any person, unless and until such transfer in accordance with the Bylaws has been completed on the books of the Corporation. The Corporation may require that any certificate or statement of share ownership representing shares of common stock bear a conspicuous legend concerning such restrictions on transfer. Unless otherwise agreed, the Corporation shall have a lien on its issued common stock for indebtedness of the holders thereof to the Corporation or any of its subsidiaries or affiliates.

Section 3. As used in this Section 3, “Conversion Shares” shall mean common shares issued by the Corporation pursuant to Articles III and IV of the “Plan of Conversion” dated as of August 31, 2004 and adopted by the Corporation at the same time as these Amended and Restated Articles of Incorporation, but shall not include any shares issued pursuant to Subscription Rights under Article V of such Plan, or to any other shares. In the event the Board of Directors of the Corporation shall find that any Conversion Shares are held by a holder that has not, for a period of two (2) years, done business with the Corporation, the Corporation shall have the right at its option to purchase all of the common shares of such holder at its book value. In the event that the Corporation exercises its right to purchase such common stock, and the holder of the common stock fails to deliver a certificate, if any, evidencing the common stock, the Corporation may cancel any such certificate on its books and issue a new certificate for such shares of common stock, to the party entitled thereto. The right provided by this Section 3 shall expire if not exercised by the Corporation on or before August 31, 2009.

ARTICLE V

PREFERRED STOCK

Pursuant to Section 602 of the Iowa Business Corporation Act and in the manner provided therein, but subject to the limitations prescribed by law and the provisions of these Articles, the Board of Directors of the Corporation is hereby authorized to provide by resolution for the issuance of preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix and state the designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, applicable to the shares of each series. As provided in Section 602, the Board shall file articles of amendment with the Secretary of State before issuing shares hereunder which designate the terms of the series of preferred shares to be issued, and such articles of amendment shall be referred to in these Articles as a “Certificate of Designation.” The shares of each series of preferred stock authorized by the Board of Directors hereunder may vary from the shares of any other series as to rights, privileges, qualifications, limitations or restrictions applicable thereto.

ARTICLE VI

VOTING AND QUORUM

Section 1. Common stock shall be entitled to vote on all matters coming before the shareholders for decision. Except as provided in Article VII, each share of common stock shall be entitled to one vote in any meeting of the shareholders.

Section 2. Preferred stock shall have only those voting rights as may be required by law or specified for such shares in the Certificate of Designation adopted by the Board of Directors pursuant to Article V.

Section 3. Twenty-five percent (25%) of the shares of common stock entitled to vote at a shareholders meeting shall constitute a quorum. The quorum for preferred shares shall be as provided in the Certificate of Designation adopted by the Board of Directors pursuant to Article V.

ARTICLE VII

LIMITATION ON BENEFICIAL OWNERSHIP OF STOCK

Section 1. No Person, other than the Corporation or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of the employees of the Corporation, or any trust or custodial arrangement established in connection with any such plan, shall directly or indirectly acquire or hold the beneficial ownership of more than five percent (5%) of the issued and outstanding common stock of the Corporation. Any Person so prohibited whom directly or indirectly acquires or holds the beneficial ownership of more than five percent (5%) of the issued and outstanding common stock in violation of this Section 1 shall be subject to the provisions of Sections 2 and 3 of this Article VII. The Corporation is authorized to refuse to recognize a transfer or attempted transfer of any common stock to any Person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the beneficial owner of, more than five percent (5%) of the common stock.

Section 2. If, notwithstanding the foregoing prohibition, a Person shall, voluntarily or involuntarily, become or attempt to become the purported beneficial owner (the “Purported Owner”) of shares of common stock in excess of five percent (5%) of the issued and outstanding shares of common stock, the number of shares in excess of five percent (5%) shall be deemed to be “Excess Shares,” and shall be entitled to cast one hundredth (1/100) of one vote per share for each Excess Share, for so long as the shares are held or claimed to be held by the Purported Owner.

Section 3. The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by Bylaw or otherwise, regulations and procedures not inconsistent with the express provisions of this Article VII for the orderly application, administration and implementation of the provisions of this Article VII. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and, upon request, shall be mailed to any holder of common stock of the Corporation.

Section 4. When it appears that a particular Person has become a Purported Owner of Excess Shares in violation of Section 1 of this Article VII, or of the rules and regulations of the Board of

Directors with respect to this Article VII, and that the provisions of this Article VII require application, interpretation, or construction, then a majority of the directors of the Corporation shall have the power and duty to interpret all of the terms and provisions of this Article VII, and to determine on the basis of information known to them after reasonable inquiry of all facts necessary to ascertain compliance with this Article VII, including, without limitation, (i) the number of shares of common stock beneficially owned by any Person or Purported Owner, (ii) whether a Person or Purported Owner is an Affiliate or Associate of, or is acting in concert with, any other Person or Purported Owner, (iii) whether a Person or Purported Owner has an agreement, arrangement or understanding with any other Person or Purported Owner as to the voting or disposition of any shares of the common stock, (iv) the application of any other definition or operative provision of this Article VII to the given facts, or (v) any other matter relating to the applicability or effect of this Article VII.

Section 5. The Board of Directors shall have the right to demand that any Person who is reasonably believed to be a Purported Owner of Excess Shares (or who holds of record common stock beneficially owned by any Person reasonably believed to be a Purported Owner in excess of such limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares of common stock beneficially owned by such Person or Purported Owner and (ii) any other factual matter relating to the applicability or effect of this Article VII as may reasonably be requested of such Person or Purported Owner.

Section 6. Any applications, interpretations, constructions or any other determinations made by the Board of Directors pursuant to this Article VII, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its shareholders and neither the Corporation nor any of its shareholders shall have the right to challenge any such construction, application or determination.

Section 7. In the event any provision (or portion thereof) of this Article VII shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article VII shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its shareholders that each such remaining provision (or portion thereof) of this Article VII remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including Purported Owners, if any, notwithstanding any such finding.

Section 8. This Article VII shall not apply to (a) any offer or sale with a view towards public resale made exclusively by the Corporation to any underwriter or underwriters acting on behalf of the Corporation, or to the selling group acting on such underwriter’s or underwriters’ behalf, in connection with a public offering of the common stock; or (b) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction or reorganization that does not have the effect, directly or indirectly, of changing the beneficial ownership interests of the Corporation’s shareholders, other than pursuant to the exercise of any dissenters’ appraisal rights, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, one percent (1%) of the issued and outstanding shares of such class of equity or convertible securities.

Section 9. The restrictions set forth in this Article VII shall be noted conspicuously on all certificates evidencing ownership of Common stock.

Section 10. For the purposes of this Article VII, the terms “Person,” “Beneficial Owner,” “Affiliate” and “Associate” shall have the meanings as defined in Section 3 of Article IX.

ARTICLE VIII

BOARD OF DIRECTORS

The Board of Directors shall consist of not more than fifteen (15) members. The precise number of directors shall be specified in the Bylaws. The qualifications of directors shall be as specified in the Bylaws. Directors shall serve staggered terms as provided in the Bylaws and shall be divided into three groups for this purpose. Members of the Board of Directors shall be nominated and elected for such terms and in such manner as may be prescribed in the Bylaws, with each common share, other than Excess Shares, entitled to one vote for each director to be elected on a non-cumulative basis. Excess Shares shall have the votes provided in Article VII, section 2 of these Articles. A director may be removed, with or without cause, at a meeting called expressly for that purpose by a vote of a majority of common shares then entitled to vote at an election of directors for a director to fill the vacancy which would be created by the removal of such director.

ARTICLE IX

CERTAIN BUSINESS COMBINATIONS

Section 1. In addition to any affirmative vote required by law, by these Articles, or by the provisions of any series of preferred stock that may at the time be outstanding, and except as otherwise expressly provided for in Section 2 of this Article IX, any Business Combination, as hereinafter defined, shall require (i) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of common stock, voting together as a single class (it being understood that for purposes of this Article IX each share of the common stock shall have the number of votes granted to it pursuant to Article VI and Article VII of these Articles or in any resolution or resolutions of the Board of Directors for issuance of shares of preferred stock) and (ii) the affirmative vote of at least fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the common stock not beneficially owned by an Interested Shareholder or any Affiliate or Associate thereof, voting together as a single class. Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

Section 2. The provisions of Section 1 of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of these Articles, if the Business Combination shall have been approved by a majority of the Disinterested Directors then in office.

Section 3. For purposes of this Article IX, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing by the Secretary of State of the State of Iowa of these Articles, whether or not the Corporation was then subject to such rule.

(b) A Person shall be deemed the “beneficial owner,” or to have “beneficial ownership,” of any shares of common stock that:

(i)	such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii)	such Person or any or its Affiliates or Associates, directly or indirectly, has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (but a Person shall not be deemed to be the beneficial owner of any common stock solely by reason of an agreement, arrangement or understanding with the Corporation to effect a Business Combination) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote, or to direct the vote of, pursuant to any agreement, arrangement or understanding; or

(iii)	is beneficially owned, directly or indirectly, by any other Person with which such first mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of common stock; provided, however, that no director or officer of the Corporation (nor any Affiliate or Associate of any such director or officer) (y) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any common stock of the Corporation beneficially owned by any other such director or officer (or any Affiliate or Associate thereof) or (z) shall be deemed to beneficially own any common stock of the Corporation owned by any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of employees of the Corporation and/or any subsidiary, or any trust or custodial arrangement established in connection with any such plan, not specifically allocated to such Person’s personal account.

(c) The term “Business Combination” shall mean any transaction that is referred to in any one or more of the following paragraphs (i) through (vi):

(i)	any merger, consolidation or share exchange of the Corporation with (A) any Interested Shareholder, or (B) any other entity (whether or not such other entity is itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of any Interested Shareholder; or

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation having an aggregate Fair Market Value equal to five percent (5%) or more of the total assets of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is being made; or

(iii)	the issuance or transfer by the Corporation (in one transaction or a series of transactions) of any securities of the Corporation to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder other than (A) on a pro rata basis to all holders of common stock, (B) in connection with the exercise or conversion of securities issued pro rata that are exercisable for, or convertible into, securities of the Corporation or (C) the issuance or transfer of such securities having an aggregate Fair Market Value equal to less than one percent (1%) of the aggregate Fair Market Value of all of the outstanding Capital Stock; or

(iv)	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(v)	any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any subsidiary that is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, 1% of the issued and outstanding shares of such class or series of equity or convertible securities; or

(vi)	the acquisition by the Corporation of any securities of an Interested Shareholder or its Affiliates or Associates.

(d) “Determination Date” shall mean the date on which the Interested Shareholder became an Interested Shareholder.

(e) “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is not an Affiliate or Associate of, or otherwise affiliated with, the Interested Shareholder and who either was a member of the Board of Directors prior to the Determination Date, or was recommended for election by a majority of the Disinterested Directors in office at the time such director was nominated for election.

(f) “Fair Market Value” shall mean (i) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq Stock Market or any system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors then in office, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors then in office.

(g) “Interested Shareholder” shall mean any Person (other than the Corporation, or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of employees of the Corporation, or any trust or custodial arrangement established in connection with any such plan) who or which:

(i)	is the beneficial owner of five percent (5%) or more of the common stock; or

(ii)	is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of five percent (5%) or more of the then outstanding common stock; or

(iii)	is an assignee of or has otherwise succeeded to any shares of common stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any other Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, and not executed on any exchange or in the over-the-counter market through a registered broker or dealer.

In determining whether a Person is an Interested Shareholder pursuant to this subsection (g), the number of shares of common stock deemed to be outstanding shall include shares deemed owned through application of subsection (b) of this Section 3 but shall not include any other shares of common stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “Person” shall mean any corporation, limited liability company, partnership, trust, unincorporated organization or association, syndicate, any other entity or a natural person, together with any Affiliate or Associate of such person or any other person acting in concert with such person.

Section 4. When it appears that a particular Person may be an Interested Shareholder and that the provisions of this Article IX need to be applied or interpreted, then a majority of the directors of the Corporation who qualify as Disinterested Directors shall have the power and duty to interpret all of the terms and provisions of this Article IX, and to determine on the basis of information known to them after reasonable inquiry of all facts necessary to ascertain compliance with this Article IX, including, without limitation, (a) whether a Person is an Interested Shareholder, (b) the number of shares of common stock beneficially owned by any Person, (c) whether a Person is an Affiliate or Associate of another, (d) the Fair Market Value of (i) the assets that are the subject of any Business Combination, (ii) the securities to be issued or transferred by the Corporation in any Business Combination, (iii) the consideration other than cash to be received by holders of shares of any class or series of common stock or common stock other than common stock in any Business Combination, (iv) the outstanding capital stock, or (v) any other item the Fair Market Value of which requires determination pursuant to this Article IX, and (e) whether all of the applicable conditions set forth in Section 2 of this Article IX have been met with respect to any Business Combination.

Any constructions, applications, or determinations made by the Board of Directors or the Disinterested Directors pursuant to this Article IX, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its shareholders, and neither the Corporation nor any of its shareholders shall have the right to challenge any such construction, application or determination.

Section 5. Nothing contained in this Article IX shall be construed to relieve any Interested Shareholder from any fiduciary obligations imposed by law.

Section 6. Notwithstanding any other provisions of these Articles or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), in addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of preferred stock, any amendment, alteration, repeal or rescission of any provision of this Article IX must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the common stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the common stock not beneficially owned by any Interested Shareholder or Affiliate or Associate thereof, voting together as a single class.

ARTICLE X

AMENDMENTS

The Corporation reserves the right from time to time to amend, alter, repeal or to add any provision to its Articles in the manner now or hereafter prescribed by law. At any meeting of the shareholders at which a proposed amendment is duly submitted to the meeting in the manner prescribed by law, modifications or revisions of such proposed amendment may be submitted, voted upon and adopted at such meeting in the same manner, and to the same effect, as the original proposed amendment.

ARTICLE XI

BYLAWS

The Bylaws of the Corporation shall be adopted by its Board of Directors. The power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors. The Bylaws may contain provisions restricting the transfer of shares.

ARTICLE XII

PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors, no holders of any shares of any class of stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of any class of stock of the Corporation now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

ARTICLE XIII

LIMITATION OF LIABILITY OF DIRECTORS

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or failure to take any action as a director, except for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of section 833 of the Iowa Business Corporation Act; or (4) an intentional violation of law. If the Iowa Business Corporation Act is hereafter amended to permit further limitation on or elimination of the personal liability of the Corporation’s directors, then a director of the Corporation shall be exempt from such liability to the full extent permitted by the Iowa Business Corporation Act as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article XIV, or the adoption of any provision inconsistent herewith, shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission of such director occurring prior to such repeal, modification, or adoption of an inconsistent provision. This Article XIII shall not limit the liability of any director for any act or omission occurring prior to the date these Articles become effective.

ARTICLE XIV

DISSOLUTION

Any resolution to dissolve the corporation shall require for its adoption the affirmative vote of the holders of at least three-fourths (3/4) of the outstanding shares of common stock. The affirmative vote of the holders of at least three-fourths (3/4) of the outstanding shares of common stock entitled to vote thereon shall also be required for the adoption of any amendment altering this provision.

ARTICLE XV

EFFECTIVE DATE

These Amended and Restated Articles of Incorporation shall become effective on September 1, 2004, or the date of filing with the Secretary of State of the State of Iowa, which ever date is later.

FCSTONE GROUP, INC.

By	/s/ Paul G. Anderson
Paul G. Anderson, President

EXHIBIT 2

FCSTONE GROUP, INC.

PLAN OF CONVERSION

AUGUST 31, 2004

ARTICLE I

PURPOSE

FCStone Group, Inc. (the “Corporation”) was formed to do business as a cooperative on August 1, 1977, and has been owned and operated by its members holding its Class A and Class B common shares. As of the Effective Date stated herein, the Corporation shall cease to operate as a cooperative and all ownership rights and interests of its members shall be converted into common shares of the Corporation, as set forth in this Plan of Conversion.

ARTICLE II

TERMINATION OF COOPERATIVE STATUS

Section 1. As of the Conversion Date, the Corporation shall no longer operate on a cooperative basis and no further patronage based rights of any kind shall accrue to its members for business done on and after the Conversion Date.

Section 2. The termination of cooperative status shall be effected by amendment of the Articles of Incorporation in the form of Amended and Restated Articles of Incorporation of FCStone Group, Inc., which accompany this Plan. Conforming changes to the Bylaws of the Corporation shall be adopted by the Board of Directors, to be effective as of the Conversion Date.

ARTICLE III

CONVERSION OF EXISTING COMMON SHARES,

PREFERRED SHARES, AND SUBSCRIBER RIGHTS

Section 1. As used herein, “New Common Stock” shall mean the common shares authorized by the Amended and Restated Articles of Incorporation adopted herewith.

Section 2. Each issued and outstanding share of existing Class A common stock shall be converted into 500 shares of the New Common Stock.

Section 3. Each issued and outstanding share of existing Class B common stock shall be converted into 10,000 shares of the New Common Stock.

Section 4. The subscription rights of each subscriber for existing Class A common Stock shall be converted on the basis of the amount shown credited to subscriber’s account as of the Effective Date. One share of New Common Stock shall be issued for each $10.00 credited to the account of each Subscriber.

Section 5. All issued and outstanding shares of preferred stock, including all fractional preferred shares, shall be converted into shares of New Common Stock. One share of New Common Stock shall be issued for each $10.00 in par value of each preferred share. For this purpose, the par value of fractional preferred shares shall be proportional to the par value of a whole share.

Section 6. In exchanging shares, no fractional shares or scrip shall be issued. The dollar credited to each subscriber and preferred shareholder on the stock records of the Corporation shall be rounded up to the next highest multiple of $10.00 for the purpose of issuance of shares.

Section 7. All conversions shall be deemed to occur on the Conversion Date, but shall be determined on the basis of the records of the Corporation after giving effect to the distribution of patronage for the year ending August 31, 2004, in the form of common stock and preferred stock credits as provided by the Corporation’s Bylaws as in effect up to the Conversion Date. The shares of New Common Stock shall be distributed on the Distribution Date.

ARTICLE IV

CONVERSION OF PATRONAGE-BASED RIGHTS

Section 1. All of the patronage-based rights of the members of the Corporation shall be terminated or converted into New Common Stock and Subscription Rights on the basis of the formulas provided in this Article IV. Such termination and conversion shall be deemed to occur as of the Conversion Date, with the shares distributed on the Distribution Date. Without limiting the generality of the foregoing, the rights so terminated or converted shall include, but not be limited to: (a) the rights of members to any patronage-based distributions attributable to business done on or after the Conversion Date; (b) all patronage-based rights other than for patronage dividends previously distributed accruing for business before the Conversion Date; (c) all rights in and to the Corporation’s undistributed member surplus; and (d) all rights to share in the proceeds of liquidation on a patronage basis.

Section 2. The value of 100% of the equity of the Corporation has been determined by appraisal to be $43.1 million. The value so determined shall be referred to herein as the “Appraised Value”.

Section 3. The Appraised Value shall be divided by ten (10) to arrive at a number of shares of New Common Stock to be issued pursuant to this Plan of Conversion. Such number of shares is referred to herein as the “Total New Common Shares.”

Section 4. The number of shares of New Common Stock to be distributed in exchange for patronage-based rights under this Article IV shall be the Total New Common Shares minus the number of shares of New Common Stock issued pursuant to the exchange under Sections 2, 3, 4 and 5 of Article III. Such number shall be referred to as the “Number of Patronage-Based Shares”.

Section 5. The Number of Patronage-Based Shares of New Common Stock shall be distributed to members owning stock as of August 31, 2004 in proportion to the Patronage of the Corporation during the fiscal years ending August 31, 2004, August 31, 2003 and August 31, 2002 (the “Computation Period”), computed as follows:

(a) The total Patronage received (cash and stock) by each Class A member during the Computation Period, including both commission and interest pool amounts, shall be determined.

(b) The total of $1.35 per round turn trade completed by each Class B member during the Computation Period shall be determined.

(c) The amounts for Class A and Class B members so determined under subparagraph (a) and subparagraph (b) shall be added together.

(d) A fraction shall be determined for each Class A and Class B member by dividing their individual amount as determined above by the total of all amounts for all Class A and Class B members.

(e) Such fraction shall be applied to the Number of Patronage-Based Shares to determine the number of shares of New Common Stock shares to be distributed to each Class A and Class B member in exchange for all of their patronage-based rights.

(f) No patronage-based shares shall be distributed to any member, which did not patronize the Corporation during the Computation Period.

(g) The Patronage credited to each member shall include any patronage of any entity to which such member is a successor by merger, acquisition or distribution.

Section 6. In addition to New Common Shares each member shall receive Subscription Rights as provided in Article V as additional consideration for its patronage based rights.

Section 7. No fractional shares or scrip shall be issued. The number of shares of New Common Stock to be distributed to members shall be rounded to the nearest whole number of shares.

Section 8. All conversions shall be deemed to occur on the Conversion Date, but shall be determined on the basis of the records of the Corporation after giving effect to the distribution of patronage for the year ending August 31, 2004, in the form of common stock and preferred stock credits as provided by the Corporation’s Bylaws as in effect up to the Conversion Date. The shares of New Common Stock shall be distributed on the Distribution Date.

ARTICLE V

SUBSCRIPTION RIGHTS

Section 1. Each member to whom New Common Shares are distributed under Article IV of this Plan of Conversion shall also receive a nontransferable Subscription Right, which gives the member a limited time right to purchase additional shares of New Common Stock of the Corporation. The terms of the Subscription Right shall be as provided in section 2, below.

Section 2. Each Subscription Right shall give the holder the right to purchase one hundred (100) shares of New Common Stock for each two hundred (200) shares of New Common Stock distributable to such holder under Article IV of this Plan of Conversion. Subscription Rights shall be issued in multiples of one hundred (100) shares, rounded up to the next highest multiple of one hundred (100) shares. Such right shall be subject to terms and conditions established by the Board of Directors, shall be exercised at a price of $10.00 per share, and shall expire if not exercised within sixty (60) days of the Distribution Date. Partial exercises of subscription rights shall be allowed, so long as the subscription is for not less than one thousand (1000) shares of New Common Stock. Full exercises shall not be subject to any minimum.

ARTICLE VI

RESTRICTIONS ON TRANSFER

Section 1. New Common Shares issued under the terms of this Plan of Conversion shall be subject to restrictions on transfer as follows which shall be set forth in the Bylaws:

(a) New Common Shares of the Corporation issued under the provisions of this Plan may be transferred to any other holder of New Common Shares, provided that the transferee does not hold more than five percent (5%) of the issued and outstanding common shares of the Corporation after the transfer;

(b) New Common Shares issued under the provisions of this Plan may be transferred to any transferee approved in advance by the Board of Directors;

(c) New Common Shares issued under the provisions of this Plan may be transferred to any successor, by merger, reorganization or purchase of substantially all the assets of any holder of New Common Shares;

(d) New Common Shares issued under the provisions of this Plan are not otherwise transferable.

Section 2. The Board of Directors shall have the right to modify such restrictions by amendment to the Bylaws and shall also have the right to issue other common and preferred shares after the Distribution Date which are subject to different restrictions on transfer or which are freely transferable.

ARTICLE VII

EFFECTIVE DATE, CONVERSION DATE, DISTRIBUTION DATE

Section 1. The Effective Date shall be the beginning of business on September 1, 2004, or the date of the filing of Restated Articles of Incorporation with the Iowa Secretary of State, whichever date is later.

Section 2. The Conversion Date shall be the beginning of business on September 1, 2004.

Section 3. The Distribution Date shall be December 1, 2004, or such later date as may be selected by the Board of Directors, after the Appraised Value has been determined and distribution of patronage dividends for the year ending August 31, 2004 has occurred.

Section 4. It is intended that the Conversion pursuant to this Plan of Conversion will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and that this Plan of Conversion will constitute a plan of reorganization for that purpose.

ARTICLE VIII

EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation reserves the right to establish an Employee Stock Ownership Plan on or after the Effective Date and to issue New Common Shares to the Plan with rights of transfer which are different than the rights provided herein for shares issued hereunder.

ARTICLE IX

TRANSITION PROVISIONS

Section 1. This Plan of Conversion shall take effect on the Effective Date, but shall be applied as of the Conversion Date.

Section 2. This Plan of Conversion is subject to approval of the common and preferred shareholders of the Corporation and shall be null and void if not approved by vote of such shareholders on or before August 31, 2005.

Section 3. The rights of members existing as of the date of adoption of this Plan of Conversion are subject to redemption upon the call of the Board of Directors in the event that a member does not patronize the Corporation for a period of two (2) years. Such right to redeem shall be applied to the New Common Stock issued under Article III and Articled IV of this Plan of Conversion, but not to shares subscribed under Article V and shall continue for a period of five (5) years from the Conversion Date.